UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

abrdn Global Infrastructure Income Fund

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dear [ ],

The abrdn Global Infrastructure Income Fund, Inc. (Ticker: ASGI) is part of a proposed acquisition by abrdn of several closed-end funds from the Delaware Funds, by Macquarie. The proposed Reorganization is subject to the receipt of necessary shareholder approvals by each Fund which if approved will result in the merger of assets as follows:

Acquired Fund	Acquiring Fund
Macquarie Global Infrastructure Total Return Fund Inc. (“MGU”)	abrdn Global Infrastructure Income Fund (“ASGI”)

Following the Reorganization, shareholders of ASGI will experience an increase in the assets under management and a reduction in the Fund’s total expense ratio.

We believe the combination of the merging funds will help enhance the long-term viability of ASGI to deliver on its investment objective, increasing scale, liquidity and marketability that may lead to a tighter discount or a premium to NAV over time.

There are no proposed changes to the current objective or policies of ASGI as a result of the Reorganization, including the Fund’s monthly distribution policy and current approach with respect to use of leverage.

Specific details and benefits of the proposed reorganization are laid out in ASGI’s proxy statement, which you or your clients will have received. To facilitate the merger, shareholders of ASGI are being asked to approve the issuance of shares at a special virtual shareholder meeting scheduled for November 9, 2022. We respectfully ask that you or your clients vote on the proposal as soon as possible.

If approved by shareholders, we anticipate the merger to be completed in first quarter of 2023.

Please refer to the factsheet provided as a separate document for additional, important information regarding ASGI. The factsheet includes performance as of the most recent quarter-end, fund fees / expenses and other relevant disclosures for ASGI. This communication is not complete unless preceded or accompanied by the most recent factsheet for ASGI.

Sincerely,

[ ]